                                  SERVICE AGREEMENT

THIS AGREEMENT (the "Agreement") is made and entered into as of this October 15, 1999, by and between U.S. Bancorp-Registered Trademark-, having its principal place of business at 601 2nd Avenue South, Minneapolis, MN 55402 ("Customer") and Northstar Computer Forms, Inc., having principal place of business at 7130 Northland Circle North, Brookly Park, MN 55428, ("Supplier"), collectively the "Parties".

INDUCEMENTS


A    WHEREAS, SUPPLIER IS AN EXPERIENCED PROVIDER OF CERTAIN FINANCIAL FORMS
PRODUCTS; AND


WHEREAS, Customer has submitted to Supplier a Request For Proposal dated April 15, 1999 which is attached as Exhibit D (the "RFP") setting forth certain information regarding (I) services related to the production of Customer's financial forms printing requirements, (ii) Customer's desire to add value and to improve its capability for delivering effective business transaction through such documents, and (iii) certain requirements to fulfill the present and future needs of Customer over the next two (2) years; and

WHEREAS, based on the results of Supplier's review and analysis of the RFP, Supplier has prepared and delivered to Customer a Proposal dated May 11, 1999 which is attached as Exhibit E (the "Proposal") setting forth representations including conclusions, recommendations, and benefits regarding the appropriate products required to provide Customer with certain financial forms requirements as specified in the RFP's criteria; and to further provide Customer with the capability and the flexibility sufficient to handle its current and reasonable anticipated growth in the next two (2) years in an economical and commercially reasonable manner; and

WHEREAS, on the basis of the representations contained in Supplier's proposal, presentations, other printed material, correspondence and in reliance upon the expertise of Supplier as an experienced provider of certain financial forms products for companies such as Customer; and

WHEREAS, Customer has a need for such products and desires to have Supplier provide such products as described herein; and

NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.   DEFINITIONS.   For the purposes of this Agreement, in addition to the
     definitions set forth above, the following terms will be defined as follows:
          a) "Customer" shall include all agents, officers, directors, representatives and employees of U.S. Bancorp.
          b) "Customer Designated Personnel shall include the appropriate procurement analyst and the document originator.
                                   1

          c) "MICR Form" shall mean magnetic ink character recognition encoded financial forms.
          d) "Products" shall mean the products to be provided to Customer by Supplier as described in all Statement of Work Exhibits to this Agreement or as deemed necessary in order to provide the products described therein.
          e) "Rush Orders" shall mean such orders as identified in all Statement of Work Exhibits to this Agreement.
          f) "Standard Orders" shall mean such orders as identified in all Statement of Work Exhibits to this Agreement.
          g) "Supplier" shall include all agents, officers, directors, representatives and employees of Northstar Computuer Forms, Inc.
          h) "Start-up Date" shall mean January 01,2000-the date the supplier will begin filling orders.
          I) "Performance Standards" shall mean such performance criteria as defined in all Statement of Work Exhibits to this Agreement.

2.   SCOPE OF WORK
          a) Supplier shall provide the Products described in any Statement of Work Exhibits to this Agreement which shall be attached hereto and incorporated herein by reference (the "Products").
          b) Supplier shall take all necessary steps, shall procure, order and furnish all of the required tools, materials, labor and equipment to complete all of the Products as described in this Agreement.
          c) The Parties agree that all Products provided by Supplier to Customer during the term of this Agreement shall be provided in accordance with the provisions of this Agreement, which shall supersede and take precedence over any contrary or additional terms stated in Supplier's acknowledgment, invoice or other document unless the Parties expressly agree by written modification to this Agreement, signed by the individuals who executed this Agreement or their respective successors or superiors, that the provisions of this Agreement shall not apply.
          d) Customer will purchase its requirements of the Products from Supplier. Notwithstanding the foregoing, in the event that Supplier is unable to perform its obligations under this Agreement Customer shall have the right to purchase the Products elsewhere. In addition, in the event of an acquisition by Customer of another entity Customer will not be obligated to purchase such entities' requirements of Products from Supplier if
               i) such entity is expressly prohibited from purchasing Products elsewhere, ii) such Products are being purchased under superior economic terms. In the case of a merger of Customer with another entity, the surviving entity will not be obligated to purchase the requirements of the Products of the entity with which it merged if i) such entity is expressly prohibited from purchasing Products elsewhere, ii) such Products are being purchased under superior economic terms. In these instances Customer expressly reserves the right to request Products from alternate sources which are identical or similar to the Products described herein.
                                        2

          e) Supplier will furnish Customer, in a timely manner, any and all information and materials that Customer may from time to time, request in connection with all matters contemplated by this Agreement. Supplier warrants and represents that it is a corporation in good standing and duly authorized to do business and perform its obligations under this Agreement. Supplier will comply with all applicable federal, state and local laws.

3.   TERM

Subject to the rights of termination provided for elsewhere herein, the initial term of this Agreement will be for a period commencing January 01, 2000 and remaining in full force and effect through December 31, 2001, inclusive, at which time it shall automatically renew for one (1) year renewal periods until Customer or Supplier provides written notice of termination to the other party no later than one-hundred twenty (120) days prior to the end of the original term or any renewal period.

4.   TERMINATION
        a) Customer may terminate this Agreement immediately, in whole or in part, in the event Supplier:
             i) upon thirty (30) days prior written notice from Customer to Supplier of a breach by Supplier in the performance of its respective obligations under this Agreement, which breach is not cured or a plan for cure is not accepted in writing by nondefaulting party within such thirty (30) days.
              ii) upon the happening of any event or condition which may, in Customer's good faith judgment, impair Supplier's ability to perform hereunder, Customer may demand, in writing, adequate assurance of Supplier's ability to continue performance of this Agreement. If Supplier does not provide adequate written assurance within forty-eight (48) hours of receipt of Customer's demand, Supplier shall be deemed to have rejected continued performance hereunder and to have materially breached this Agreement. In such event, Customer shall have no further liability hereunder.
        b) Either party may terminate this Agreement at any time after the filing of any petition of bankruptcy or for reorganization or debt consolidation under the federal bankruptcy laws or under any comparable law by or against the other party, or upon the other party's making of an assignment of any of its assets for the benefit of creditors, or upon the application by the other party for the appointment of a receiver or trustee of its assets.
        c) Customer may terminate this Agreement at any time in the event Supplier is acquired by a third party. Customer may also terminate this Agreement in the event Supplier is merged with a third party in which either Supplier is not the surviving entity of the merger or Senior Management of the Supplier does not remain the Senior Management of the surviving entity after the merger. Customer may also terminate this Agreement if Supplier forms an alliance with an unrelated third party that performs services and/or sells products similar to those of Customer or that is considered a competitor of Customer. In anysuch an event, Customer shall provide Supplier notice of its intention to terminate
                                        3
             this Agreement in writing at least one-hundred twenty (120) days prior to the date of such termination.
        d) Customer may, at its sole and complete discretion, terminate this Agreement at any time in the event Customer is acquired by a third party organization. In addition, in the event of an acquisition by Customer of another entity Customer will not be obligated to purchase such entities requirements of Products from Supplier if
             i) such entity is expressly prohibited from purchasing Products elsewhere, ii) such Products are being purchased under superior economic terms. In the case of a merger of Customer with another entity, the surviving entity will not be obligated to purchase the requirements of the Products of the entity with which it merged if
             i) such entity is expressly prohibited from purchasing Products elsewhere, ii) such Products are being purchased under superior economic terms. In such an event, Customer shall provide Supplier notice of its intention to terminate this Agreement in writing at least one-hundred twenty (120) days prior to the date of such termination.
        e) In the event of termination pursuant to Section 4.b, Customer's sole responsibility to Supplier shall be to purchase within ninety
             (90) days of termination of this Agreement, any inventory of the Products so long as the inventory of Products meets all of the following criteria:
             i)   The Products are in compliance with all quality standards;
             ii) The inventory of Products is not in excess of any quantities approved in writing by Customer to be produced and entered into inventory.
        f) In the event of termination pursuant to Section 3, 4.a.,, 4.c., 4.d. . Customer's sole responsibility to Supplier shall be to purchase within ninety (90) days of termination of this Agreement, any inventory of the Products so long as the inventory of Products meets all of the following criteria:
             i)   The Products are in compliance with all quality standards;
                  The inventory of Products is not in excess of any quantities approved in writing by Customer to be produced and entered into inventory.
        g) In the event of termination pursuant to Section 3, 4.a., 4.b., 4.c., 4.d. . Supplier's responsibilities to Customer shall include, but not be limited to, the following:
             i) Supplier shall continue to provide Services to Customer in a professional and businesslike manner as described herein and in accordance with the Performance Standards contained herein until the termination date.
             ii) Supplier shall use its best efforts provide to Customer all information and data regarding the provision and management of the Services in a timely manner and in a format and upon such media as requested by Customer.
             iii) Supplier shall use its best efforts to cooperate fully with
                  Customer and any alternative supplier which may be a successor to Supplier in performing the Services for Customer.
             iv) Supplier shall stop work on the termination date of the Agreement or before, if mutually agreed upon by both Parties.
5.   PRICING

     a) Except as expressly provided for herein, prices shall remain firm throughout the initiall term of this Agreement pursuant to the pricing identified in Exhibit B and incorporated herein by reference.
     b) Notwithstanding the foregoing, if pricing for raw materials for the Products of the nature contemplated herein is increased/decreased by more than 10% throughout the term of this Agreement, Supplier and Customer shall negotiate in good faith an increase/reduction in pricing in this Agreement. Supplier is limited to exercising this option to two (2) times per year after the first 12 (twelve) months of the Agreement effective date. It is agreed that prices will never increase in aggregate more than 15% during the initial term of this Agreement. Per Section 15, Customer has the right to perform an audit and require sufficient evidence of Supplier's increased cost of raw materials.

     c) Prices for renewal periods shall be as mutually agreed upon by the parties which agreement must be reached no less than one hundred thirty (130) days prior to the end of the initial term or the current renewal period.

     d) In the event Customer acquires a third party that has an existing agreement with Supplier to provide substantially the same Products or a portion thereof, the most favorable clauses from Customer's perspective in either this Agreement or the acquired entity's agreement shall become part of a new Agreement. In no way shall the resulting terms and conditions be more onerous to either party than the original terms and conditions for the same type, frequency and quality of products in either Agreement.
     e) Supplier shall pay to Customer on a quarterly basis 2.5% of the previous quarter's sales. In the event Customer's purchases during the first year of the contract or any subsequent year exceed two million five hundred thousand dollars ($2,500,000.00), subsequent to paper price increase pursuant to 5b, Supplier shall pay to Customer at the end of each contract year or subsequent year, an amount equal to 0.5% of Customer's purchases for such year which are in excess of two million five hundred thousand dollars ($2,500,000.00), pursuant to
          Section 3 renewal prices will increase proportionately due to paper price increases negotiated by both parties. All such payment shall be made in the form of a check and received by Customer no later than the tenth (10th) business day of each quarter. Upon the termination of this Agreement, any such refund due and owing Customer at the termination of this Agreement shall survive the termination of this Agreement so long as Customer's total purchases during the term of this Agreement were in excess of $2,500,000.00. Accordingly, Supplier's obligation to pay the 2.5% refund shall apply to Products purchased pursuant to this Agreement after termination of this Agreement so long as Customer's total purchases during the term of this Agreement were in excess of $2,500,000.00.
6.   SALES TAX.
Supplier shall collect, report and remit all applicable local, county and state sales and use taxes assessed on all sales of products made pursuant to this Agreement. Customer agrees to reimburse
                                        5

Supplier for all such taxes, except any taxes based on the income of the Supplier, so long as such amounts are included in the normal billing process.

7.   INVOICING
          a) Supplier shall submit charges for all Products plus any allowable shipping charges and sales and/or use taxes via Visa-Registered Trademark- account numbers provided by Customer to Supplier for each company/cost center receiving Products. Such charges shall not be submitted until Product has shipped to Customer. Supplier shall submit such charges to Visa-Registered Trademark- at least monthly for all charges for that month. Supplier shall not prepare or submit paper invoices to Customer unless otherwise agreed upon in writing by Customer. The service fee and/or discount amounts, if any, associated with billing Visa-Registered Trademark- accounts are not reimbursable to Supplier by Customer but rather have already been acknowledged by Supplier and included in the pricing agreed upon in this Agreement. If Customer disputes any charges Supplier has submitted to Visa-Registered Trademark-, such issues shall be resolved to the mutual agreement of Customer and Supplier and any corrective transactions shall occur during the next billing cycle. In the event the Visa-Registered Trademark- system is not available for charging and collection of fees, for no fault of Supplier, Supplier shall submit standard invoices for the billable activities at the same frequency as noted above and Customer shall pay such undisputed invoices within thirty (30) days of receipt thereof.
          b) In no event, shall any charges be due and owing by Customer when such charges are for Products provided more than ninety (90) days prior to the submission of charges to VISA-Registered Trademark-or receipt of invoice by Customer. In the event Supplier identifies charges which are for Products provided more than ninety (90) days prior to the current date and for which no VISA-Registered Trademark- charges were submitted and for which no invoice was submitted to Customer, notwithstanding any other provisions of this Agreement, Supplier shall waive all such charges and Customer shall have no obligation to pay such charges.

8.   PERFORMANCE.
If Supplier does not provide the Products on or before the time specified or within the performance standards stated here in at least ninety-two (92) percent of the time for two consecutive months, Customer reserves the right, subject to paragraph 4.a.i., to terminate the entire Agreement or any part thereof, and to purchase the Products elsewhere. In such event, Supplier shall pay to Customer an amount equal to the five percent (5%) of the total charges for the previous month. Supplier shall not make any material commitment or production arrangement in excess of the amounts necessary to meet the performance schedule for Products covered by this Agreement. Any excess commitments or arrangements without Customer approval shall be made at Supplier's own risk and Customer will not be liable for payment of such Products.

9.   INSPECTION AND ACCEPTANCE
All Products produced pursuant to this Agreement shall exceed existing and prospective ANSI/ABA standards for printing of such financial forms, including but not limited to, MICR documents. All Products shall be subject to inspection and acceptance by Customer when
                                        6

Product is used by Customer. Customer shall have the right to reject and have defective Products replaced. Such defective Products shall be replaced with acceptable Products, at Supplier's sole expense within five (5) business days of notification to Supplier by Customer, however, the quantity of such replacement Product replaced within the five (5) day period shall not be greater than Supplier's equipment physical capacities. Any remaining replacement Products, if any, shall be produced as quickly as possible by Supplier.

10. EMPLOYMENT TAXES AND BENEFITS
To the extent required under applicable law, Supplier shall report as income all compensation received by Supplier pursuant to this Agreement and pay all taxes due on such compensation. Supplier shall indemnify and hold harmless Customer and its employees, officers, directors, representatives and agents, and their respective heirs, personal representatives, successors and assigns, from any and all claims, actions, causes of action, demands, liability, losses, costs and expenses (including court costs and reasonable fees of attorneys and other professionals) arising from any obligation imposed on Customer to pay any withholding taxes, social security, unemployment insurance, workers' compensation insurance, disability insurance or similar items, including interest and penalties therefrom, in connection with any payments made to Supplier by Customer pursuant to this Agreement.

11. DATA/INFORMATION OWNERSHIP
All data, information, reports, and records created as a result of the provision of Products by Supplier under this Agreement shall be deemed property of Customer including any ideas generated by Customer or Customer and Supplier but as may be carried out and/or implemented by Supplier during its provision of Products hereunder so long as such information is unique or proprietary to the Customer or the Customer's operations. Ideas generated jointly by Supplier and Customer which simply relate to efficiencies and cost savings with respect to the provision of products shall be deemed part of the public domain and Supplier shall be free to use such information with the understanding that Supplier will also share with Customer such general information regarding efficiencies and cost savings that it learns or develops from its relationship with other of Supplier's customers. Supplier agrees to, and hereby grants, conveys, and assigns to Customer, all ownership rights to any such proprietary ideas, data, information, reports, and records to Customer. The data, information, reports and records shall be the sole and exclusive property of Customer and Customer shall own all rights therein, including without limitation, the copyright therein, throughout the world. Supplier may not publish or in any way disclose or use the data collected under this agreement without the prior written approval of Customer.

12. DATA/INFORMATION EXCHANGE
Throughout the term of this Agreement, any and all hardware and software applications where the resulting files and information created or stored by such application is intended to be shared and/or transferred between the Parties will be in compliance with and/or compatible to Customer's systems, hardware and software applications. Such applications include, but are not limited to, e-mail, word processing, spreadsheet, database and others.

13. REPRESENTATIONS AND WARRANTIES
                                        7

          a) The Parties represent to each other that each party has all necessary right, title, license and authority to enter into this Agreement, and the persons signing this Agreement have full authority to bind the respective parties they represent to the terms and conditions hereof. The Parties represent that each:
               i)   is within its authorized powers;
               ii) has been duly authorized by all necessary board and management action;
               iii) is not currently in violation and will not violate any provision of its articles of incorporation; articles of association or by-laws, or any amendment thereof; and
               iv) is not currently in violation of and will not take any action or fail to take any action which would constitute or result in a violation or breach under, or conflict with, any local, state, and/or federal statutes or other laws, any orders or rulings of any court or tribunal, or any rules or regulations thereof; and
               v) is not currently in violation of and will not violate any provision of, nor constitute or result in, a violation or default under, or conflict with, any indenture , contract, agreement, lease, instrument or other undertaking to which it is a party or by which it or any of its properties or assets may be bound or affected.
          b) Supplier represents that it is not a party to any pending litigation the resolution of which is reasonably likely to affect adversely the ability of Customer or Supplier to fully perform their respective obligations hereunder, nor is any such litigation reasonably contemplated. Supplier agrees to inform Customer in the event any such litigation occurs or becomes reasonably contemplated during the Term of the Agreement.
          c) Throughout the term of this Agreement and any applicable statute of limitations thereafter, Supplier hereby
               i) indemnifies and holds harmless Customer from and against all loss or damage arising out of or in connection with the breach of the foregoing representations, and
               ii agrees on notice from Customer to promptly remedy and cure any such breach at the sole cost and expense of Supplier.
          d) Supplier warrants that the work performed hereunder does not and will not infringe any third party patent, copyright, trademark, trade secret or other proprietary right ("Intellectual Property"). Supplier agrees to defend, indemnify and hold harmless Customer, its officers, directors, employees, agents and affiliates from all liabilities, obligations, costs and expenses (including reasonable attorneys' fees and costs), claims or demands for actual or alleged infringement of any Intellectual Property arising from the purchase, use or sale of goods required by this Agreement, except to the extent that infringement or alleged infringement arises by reason of design for such work furnished to Supplier by Customer.
           e) Supplier agrees to treat Customer as a "Most Favored Customer." Supplier represents that any fees, costs, or expenses charged to Customer are, and will continue to be, equal to, or better than, the fees, costs, or expenses
                                        8
               charged to similar customers for similar Products. If requested by Customer, Supplier shall submit documentation to Customer's reasonable satisfaction, of Supplier's compliance hereto. If non-compliance is discovered, a penalty as follows will become due and owing to the Customer:
               i. the amount calculated as the difference between Customer pricing and any reduced pricing, applied retroactively to the date of any lower fees, costs, or expenses,
               ii. any expenses incurred by Customer in determining compliance hereto, and
               iii. an additional 5% of any difference calculated.
          f) Supplier shall comply with all Customer's brand identity standards as identified in the Graphic Standards Manual provided by Customer. Customer shall be responsible for ensuring that all subsequent updates to this manual are distributed to the Supplier in a timely manner.


14.YEAR 2000 COMPLIANCE
          a)   Definitions.  As used in this Section, these terms shall
               have the following meaning:
               i)   "Products" means products which Supplier provides to
                    Customer.
               ii) "Program" means Supplier's program to ensure that the Products and Systems are or become Year 2000 Compliant by assessing and remediating Year 2000 issues associated with the Products and Systems, including functions provided by third parties.
               iii) "Systems" means Supplier's computer systems and
                    equipment and such systems maintained by Supplier's third party service providers which are material to Supplier's performance of this Agreement.
               iv)  "Year 2000 Compliant" means that the Products and
                    Systems:
                    a)   will function accurately, completely, without
                         error, and without interruption before, during, and after January 1, 2000 (including, without limitation, on the "Critical Test Dates" listed in the FFIEC Interagency Statement dated April 10, 1998), without any change in operations associated with the year 2000 and any leap years,
                    b)   will process all information before, during and
                         after January 1, 2000, including, but not limited to accepting date input, providing date output, and performing accurate calculations involving dates or portions of dates,
                    c) will respond to two digit year dates in a way that resolves the ambiguity as to century in a disclosed, defined, and predetermined manner, and
                    d)   will store and provide output of date information
                         in ways that are unambiguous as to century.
          b)   Commitments.  Supplier represents and warrants that the
               Products and Systems are Year 2000 Compliant except where lack of compliance will not have a
                                        9
               material adverse effect on performance of this Agreement. Customer may test the Products and Systems using such tests as Customer reasonably requires in Customer's sole discretion, and if Customer does so Supplier will cooperate with Customer in such testing, including in scheduling such tests during periods which are convenient for Customer and in making Supplier's resources available for such tests. Upon five (5) days advance written notice to Supplier, Supplier shall allow Customer and Customer's agents to inspect and conduct an audit of the Program. Any actions or omissions by Customer under this Section shall not relieve Supplier of any responsibility or liability under this Agreement. Any breach by Supplier arising under this Section is a default under this Agreement and shall allow Customer to immediately terminate this Agreement, obtain reimbursement for any amounts paid by Customer to Supplier but not earned by Supplier's performance, and exercise any other remedies permitted by law or this Agreement.
          c). Reports. Supplier must immediately notify Customer in writing if Supplier becomes aware of facts or circumstances that may adversely affect Supplier's obligations under this Section, in order that Customer and Supplier may make mutually agreed upon contingency plans. Also, as reasonably requested by the Customer, Supplier will promptly deliver to Customer in writing information pertaining to this Section, including without limitation a complete description of the Program and any changes, updates, or amendment thereto, copies of any assessments, audits, or public statements concerning the Program, costs data and estimates concerning the Program, and Supplier's contingency plans in the event the Program fails.
          d) Supplier agrees to provide adequate and reasonable staffing levels on December 31, 1999, January 1, 2000 and January 2, 2000 and also to have additional staff prepared and on call to work on a twenty-four hour basis during those days in the event it becomes necessary due to unforeseen and unplanned events resulting from the change in year date regardless of whether such an event is related to Supplier's Products, Systems or Products or Customer's system or products.

15. RIGHT TO AUDIT
Customer will have the right at all times during the term of this Agreement and for twelve (12) months after termination of the Agreement to audit the books, records, information, personnel, facilities and operations of Supplier insofar as may be necessary or desirable, in Customer's judgment, to determine Supplier's compliance with the terms and conditions of this Agreement and with any applicable laws and regulations. Such information shall be accessed without breaching the confidentiality that Supplier may have with other parties. In such an event, Customer will accept redacted information that has been gathered by a third party auditor. Customer and Customer's independent auditors will have access, no more than once every six months, unless Customer has reasonable business purposes for doing so, to Supplier's books, records and operations at all reasonable times, with at least 24 hours prior notice and Supplier agrees to cooperate in all respects necessary to enable Customer and its independent auditors to carry out the intent and purposes of this section. Customer and its representatives must comply with all reasonable security and confidentiality procedures established by Supplier at any facility to which access is granted, and
                                        10
audits or inspections will not unreasonably interfere with Supplier's normal business operation. Supplier agrees to provide Customer, upon written request, a copy of Supplier's annual audit results of its products.

16. LIMITATION OF LIABILITY.
          a) Supplier's liability hereunder for any claim of whatever nature shall be limited to:
               i) a maximum of the insurance amounts stated in Section 22 of the Agreement if such claim is covered by insurance;
               ii) a maximum aggregate limit of two million dollars ($2,000,000.00) if such claim is not covered by insurance and such claim is for or relating to the provision of Products under this Agreement;
               iii) a maximum per occurrence limit of five hundred thousand dollars ($500,000.00) if such claim is not covered by insurance.

17. INDEMNIFICATION BY SUPPLIER.
Notwithstanding any provisions herein to the contrary, but subject to the limits of liability set forth in Section 16 above, Supplier does hereby agree to indemnify and hold Customer harmless from all losses, claims of losses, damages, fines, costs and expenses (including without limitation court costs and attorneys' fees) ("Losses") incurred by Customer or asserted against Customer by third parties and directly and proximately caused by the negligent acts or omissions or misconduct or breach of this Agreement by Supplier, its officers, agents, employees, or authorized representatives. Subject to the limitations of liability set forth in Section 16 above, this indemnification provision includes, but is not limited to Losses relating to the following matters:
          a) Any loss relating to or arising out of the installation, maintenance, or operation of equipment at Customer's facilities by Supplier;
          b) Any Losses arising out of the hiring, termination, supervision, and maintenance of Supplier's employees, including, but not limited to, claims that Customer is an employer or co-employer of any of Supplier's employees, agents, or authorized representatives. Indemnification under this Section 17.b. shall be unlimited in dollar amount except to the extent any such Losses are caused by the acts or omissions of Customer

18. INDEMNIFICATION BY CUSTOMER
Customer will indemnify Supplier and hold Supplier harmless from any action or claim and will defend at its expense any action brought against Supplier to the extent that it is based on a claim that materials provided by Customer to Supplier infringe a United States patent or copyright or the trade secret or other proprietary rights of a third party ("Infringement"). Customer will pay any costs, direct damages, and reasonable attorneys' fees finally awarded against Supplier in such action which are attributable to such claim, provided that Supplier notifies Customer promptly in writing of the claim and Customer may fully participate in the defense and/or agrees to any settlement of such claim.

19. DEFAULT AND REMEDIES.

Subject to Section 17 above in the event that Supplier or any of its Representatives breach the covenants contained in this Agreement or in the event of the occurrence of an event entitling Customer to indemnification, Supplier recognizes that irreparable injury will result to Customer or third parties and that Customer's remedy at law for damages will be inadequate. In such event, Customer shall further be entitled to recover from Supplier:
               a) actual damages to Customer or its directors, officers, employees or agents;
               b) any costs, losses or damages associated with any claims by third parties against
                    Customer;
               c) reasonable attorneys' and other professionals' fees and all other costs and expenses incurred in connection with the enforcement of this Agreement, and any other rights and remedies which Customer may have at law or in equity.

CONFIDENTIALITY
          a) DEFINITION OF CONFIDENTIAL INFORMATION. The term "Confidential Information" as used in this Agreement, shall include all confidential commercial or financial information of Customer or its affiliates, now in existence or hereafter created, including without limitation, the following:
               i) All customer related information of the Customer, including, but not limited to, customer account numbers and account balances;
               ii) All information marked as "confidential" or with similar designation;
               iii) All information protected by rights embodied in copyrights, whether registered or unregistered, patents or pending patent applications, "know how," trade secrets, and any other intellectual property rights of Customer, and
               iv) All proprietary business, financial or technical information of Customer or its affiliates and any of their respective customers or vendors (including, but not limited to account numbers, general ledger numbers and software licensed from third parties or owned by Customer).
          b) EXCLUSION TO CONFIDENTIAL INFORMATION. Notwithstanding the foregoing, the term "Confidential Information" shall not include any portion of such information which Supplier can establish by clear and convincing evidence to have become publicly known without breach of an Agreement.
          c) USE OF CONFIDENTIAL INFORMATION. Supplier may use the Confidential Information only for the purpose of rendering the Products to Customer. Unless otherwise agreed to in writing between Customer and Supplier, from and after the date of this Agreement, Supplier shall:
               i) not reproduce, copy, duplicate, divulge or use any Confidential Information, or allow any Confidential Information to be reproduced, copied, duplicated, divulged or used, except as expressly permitted above;
               ii) require that all persons, employees, agents, partners, consultants, contractors, representatives and any other third parties (collectively, the "Representatives") who are permitted access to any Confidential
                                        12

                    Information to agree to assume all of the same obligations regarding the protection of the Confidential Information assumed by Supplier under this Agreement; and
               iii) keep all Confidential Information in a physically secure place which will prevent anyone, except the Representatives who are permitted access to the Confidential Information to satisfy the purposes of this Agreement, from using or disclosing any Confidential Information.
          d) DEFAULT AND REMEDIES. In the event that Supplier or any of its officers, agents, employees, or representatives breaches the covenants contained in this section, Supplier recognizes that irreparable injury will result to Customer or third parties entrusting Confidential Information to Customer, that Customer's remedy at law for damages will be inadequate, and that Customer will be entitled to an injunction to restraint by continuing breach by Supplier and Supplier's Representatives, or any other persons or entities acting for or with Supplier. In such event, Customer shall further be entitled to recover from Supplier:
               i) actual damages to Customer or its directors, officers, employees or agents;
               ii) any costs, losses or damages associated with any claims by third parties against Customer;
               reasonable attorneys' and other professionals' fees and all other costs and expenses incurred in connection with the enforcement of this Agreement, and any other rights and remedies which Customer may have at law or in equity.

21. DISASTER RECOVERY.
Supplier shall establish, maintain and test from time to time, but not less than annually, a disaster recovery plan, and if necessary, shall implement the provisions thereof applicable to any Supplier site at which the Products contemplated by this Agreement are then being performed. Such plan will include details pertaining to Supplier's alternative production and/or distribution facilities in order for Supplier to be operating as near normal as possible but not less than twenty four (24) hours from the time of the disaster. Supplier shall make such disaster recovery plan available to Customer for Customer's review at any time as requested by Customer. If, for any reason, the Supplier's disaster recovery plan is implemented, the implementation of such plan shall be at no cost or expense to Customer.

22. ACCOUNTING PRINCIPLES.
 Where the character or amount of any item of income, revenue, costs, expenses or similar monetary calculation is required to be determined or other accounting computation is required to be made for purposes of this Agreement, this will be done in accordance with generally accepted accounting principles consistently applied. The provision of this section will survive any termination of this Agreement.

23. INSURANCE.
                                        13

Supplier agrees to maintain the following indicated types and levels of insurance during the term of this Agreement with carriers that maintain:
          a) Workers' compensation and employers liability insurance and to the extent required by law covering all persons employed by Supplier in performance of Products to be rendered under this Agreement;
          b) Public liability insurance with broad form coverage covering, liability for bodily and personal injury, damage to property, false arrest, false imprisonment, malicious prosecution, defamation, liable, slander, legal liability caused by any act of Supplier or its employees or agents, and contractual liability coverage. The amount of this insurance must not be less than the amount reasonably prudent and necessary to carry out Supplier's obligations under this Agreement but in no event less than $1 million per occurrence plus an $2 million umbrella policy for a total aggregate limit of not less than $3 million.
          c) After execution of this Agreement and before beginning work under this Agreement, Supplier will deliver to Customer and attach to this Agreement as Exhibit C a Certificate of Insurance showing the coverage specified above, which names Customer as an additional insured, and which provides a thirty (30) day notice period for cancellation or reduction in coverage or limits.
          d) Fidelity bonding of at least $1,000,000 aggregate for claims arising from fraudulent or dishonest acts, thefts or other acts, covered by its Fidelity Bond, on the part of Supplier or its officers, agents, employees, or representatives.
          e) Errors and Omissions insurance of at least $2,000,000 per occurrence.
          c) Supplier will immediately notify Customer in the event any insurance required under this section is not in force at any time during the term of this Agreement. Supplier will not take any action that would invalidate or reduce coverage and will take all action necessary to prevent coverage from being invalidated or reduced.

24. FORCE MAJEURE.
Neither party shall be liable for performing service where cause for such failure to perform service is directly or indirectly beyond the control of such party. Any delay hereunder will be excused to the extent approved in writing by the other party. Neither party will be considered to have breached its obligations under this Agreement as a consequence of delays or failures in performance resulting from occurrences beyond the parties control, provided the party has taken reasonable measures to prevent loss from any such reasonably foreseeable occurrence. Such occurrence will include, without limitation; acts of God; riots; acts of war; epidemics; governmental regulations imposed after the fact; earthquakes or other disasters; provided that written notice thereof must be given by such party to the other party within three (3) days of the occurrence of such cause or event, and best efforts are made to restore performance to its obligations under this Agreement or delay will be considered a breach of the Agreement. In the event the Force Majeure event causes a delay that lasts more than five (5) business days, Customer has the right to terminate this Agreement without further obligation, financial or otherwise, except for non-financial obligations which expressly survive the termination of this Agreement. In addition, Supplier shall return any monies paid by Customer for products or services not delivered.
25. WAIVER.
                                        14

Failure of either party to complain of any act or omission of the other party, no matter how long the same may continue, shall not be deemed to be a waiver by such party of any of its rights hereunder. No waiver by any party at any time of any other provision of this Agreement shall be deemed a waiver or breach of any other provision of this Agreement or consent to any subsequent breach of the same of any other provision hereunder. If any act or omission by any party shall require the consent or approval of another party, such consent or approval of such act or omission on any one occasion shall not be deemed a consent to or approval of said act or omission on any subsequent occasion or consent to or approval of any other act or omission on the same or any subsequent occasion. Waiver of any rights or remedies must be in a signed writing by the waiving party.

26. SEVERABILITY.
If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

27. GOVERNING LAW.
 This Agreement will be construed and enforced in accordance with and governed by the substantive laws of the state of Minnesota; provided, that laws regarding conflicts of laws will not defeat application of the substantive laws of the state of Minnesota. The provisions of this section will survive any termination of this Agreement.

28. JURISDICTION.
Supplier hereby irrevocably submits to the nonexclusive jurisdiction of any court of the State of Minnesota or the United States of America sitting in Minneapolis, Minnesota, in any action or proceeding arising out of or relating to this Agreement, and the Supplier hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such court. Supplier hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

29. ASSIGNMENT.
  Neither party may assign this Agreement without the prior written consent of the other, and any non-approved attempted assignment shall be null and void, except that Customer may assign this Agreement without such approval to any parent, subsidiary or affiliate. This Agreement shall be binding upon, and inure to benefit of, the successors and permitted assigns of the parties hereto. 30.USE OF NAME.
                                        15

Except as otherwise required by law, Supplier agrees not to refer to Customer directly or indirectly in any promotion or advertisement, any metatag, any news release or release to any general or trade publication or any other media, without the prior written consent of Customer, which consent may be withheld at Customer's sole and complete discretion.

31. RELATIONSHIP OF THE PARTIES.
No joint venture, partnership, agency, employment relationship or other joint enterprise is contemplated by this Agreement. No employee or representative of Supplier shall be considered an employee of Customer. Supplier shall take all actions and do all things which are necessary ensure that it has complied with all laws respecting its position as provider of the Products pursuant to this Agreement. In making and performing this Agreement, the Parties shall act at all times as independent contractors, and at no time shall either party make any commitments or incur any charges or expenses for or in the name of the other party.

32. NOTICES.
Any notice permitted or required by this Agreement must be in writing and shall be deemed given when sent by registered or certified mail, return receipt requested, or overnight delivery and addressed as follows:

          If to Supplier:          (insert information)


          If to Customer:          U.S. Bancorp-Registered Trademark-

          MNRB0175/Contract Services
                                   2751 Shepard Road
                                   St. Paul, MN  55116

33. COUNTERPARTS.
This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

34. HEADINGS.
The paragraph headings contained in this Agreement are for convenient reference only, and shall not in any way affect the meaning or interpretation of this Agreement.

35. ENTIRE AGREEMENT.
This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, written or oral, between the Parties. Amendments to this Agreement must be in writing, signed by the duly authorized agents of the Parties.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement the date first above written.
                                        16

 U.S. Bancorp-Registered Trademark-    (INSERT INFORMATION)
 __________________________________    _____________________________
 Signature                             Signature

 __________________________________    _____________________________
 By:  Name                             By:  Name

 __________________________________    _____________________________
 Its:  Title                           Its:  Title

 __________________________________    _____________________________
 Date                                  Date

                                     EXHIBIT A
STATEMENT OF WORK

     SUPPLIER AGREES TO PROVIDE PRODUCTS TO CUSTOMER IN ACCORDANCE WITH THE PERFORMANCE STANDARDS DESCRIBED IN THE STATEMENT OF WORK ATTACHED HERETO AND MADE PART OF THE AGREEMENT AND INCORPORATED HEREIN AS EXHIBIT A.

Services to be provided:

CHANGES TO THE STATEMENT OF WORK
- The Statement of Work may not be changed or amended except by an agreement in writing signed by the parties hereto.

BUSINESS CONTINUATION AND RECOVERY
- Supplier will maintain a viable Business Continuation Plan throughout the term of this agreement in conjunction with Customer's corporate Business Continuation Plan, which will contain planning for uninterrupted service during work stoppages longer than six (6) hours, of Supplier's provision of Services to Customer.
- Supplier will maintain a viable Business Recovery Plan throughout term of this agreement in conjunction with Customer's corporate Business Recovery Plan, which will provide for business resumption and continuation of service within twenty-four (24) hours of such occurrence.

IMPLEMENTATION
- Supplier shall, timely complete all tasks, included but not limited to, the Implementation plan set forth in Attachment A.
- In the event such task will not be completed on the date noted in the Implementation plan, Supplier shall notify Customer on such date, in writing and Customer, in it's sole discretion, shall advise if the delay is acceptable or unacceptable to Customer.
- In the event that such delay is acceptable to Customer, in writing, Supplier and Customer shall mutually agree to a new date, for the task to be completed.
- In the event that such delay is unacceptable, Supplier shall be responsible for all additional costs associated with, Customer having the Products provided by alternative sources plus such costs incorporated as a result of such provision of alternative sources.

PACKAGING OF PRODUCTS
Suppliers responsibility shall be, including but not limited to:
     - Provide packaging to facilitate the handling of product from one point to another. Sufficient packaging methodology used must be compatible with the physical facilities of the receiving location to ensure receipt of product in an unaltered condition.
     - Batch, Block and Tracer tickets packaged in cartons that will prevent curl to the product. Customer, in it's sole discretion, may required these product to be shrink wrapped, if requested by Customer.

     - Package Products using pallets that comply with recommended guidelines for standard pallet size of 40" x 48" with no overhang. The maximum height is 48". Plastic shrink-wrap must be used for protection and to fasten the load to the pallet.
     - Package Official Receipts such that inner cartons contain 2500 receipts and a total of 20,000 Official Receipts will be in a carton.
     - When shipping negotiable documents, ensure product name is not identified on the outside of the carton, when packaging product.
     - Delivery of Products that are sequentially numbered must be packaged in a manner that will keep items in the sequential order during shipping.
     - Establish parameters, upon mutual agreement, for packaging requirements on all Products and have procedures within 60 days after execution of the agreement.

ORDERING PROCESS
- Supplier shall accept orders on Customer's purchase requisition form unless both Supplier and Customer mutually agree upon an alternative process for efficient ordering.
- Supplier shall provide toll free fax number, at no charge to the Customer, for requisitions.

PRODUCTION
- Supplier and Customer shall establish approved quantities for printing Products that are cost effective for Customer, within 30 days after execution of the agreement.
- Supplier shall not print quantities outside established parameter without written approval from Customer. If approval for Product outside parameters is not received in writing, cost of Product will be refunded to Customer.

RELEASE QUANTITIES
- Supplier and Customer shall establish quantities for release of Products from warehouse, within 30 days after execution of the agreement. These parameters will vary according to product and will be released in quantities that are cost effective for Customer.
- Any Product released outside the set parameters must receive approval from Customer. If Supplier has released Product that is not in compliance with such parameters, the cost of Product will be refunded to Customer and unused product returned to Supplier..

WAREHOUSED PRODUCTS
Suppliers responsibility shall be, including but not limited to:
     - Supplier will warehouse certain products per Customer's request. These products will be billed upon release. Such Products will not exceed a three-month usage level.
     - Supplier will notify Customer when an individual Product on-hand inventory level reaches a 6-week supply based on usage levels during the most previous six month period.
     - Re-order notice will include a summary of the most recent 12-month usage history of Product.
     - No Product will be replenished without prior written approval by Customer designated personnel

     - All negotiable instruments will be stored in a secure, locked area with limited access by mutually approved personnel.
     - Provide Customer access upon demand for unannounced random audits of warehousing locations.
     - Provide quarterly, audit of all Products held in warehouse. Adjustments to inventory levels shall be reported to Customer within forty-eight (48) hours of such audit. Accuracy level must be maintained at 90%.
     - All warehouse locations shall be secured; climate controlled, and reasonable and prudent measures are taken to ensure risk against rodent, fire and water damage.
     - Supplier shall assume ownership of all Products until such Products are released from Supplier inventory and shipped to Customer.
NON-STOCK PRODUCTS
- Any item not included on the product list in Exhibit B, must be approved in writing by Customer's Designated Personnel, for pricing and product requirements prior to manufacturing. Product sold without such prior written Customer approval will be fully refunded to Customer.

Production Time
Suppliers responsibility shall be, including but not limited to:
     - Release and shipment of Product from Warehouse for shipment within 24 hours from receipt of requisition.
     - Print on Demand Production ("PODP") will within ten (10) business days of receipt of requisition, except for PODP orders for bank conversion purposes only which shall be shipped before a deadline specified by Customer.
     - Exact reprints on warehoused Product not to exceed 45 business days upon written approval by Customer.
     Any order that requires fulfillment outside the above mentioned time frames (Standard Order) will be considered a Rush Order and will be accepted on an individualized priority basis at no additional cost to the Customer so long as the quantity of Rush Orders does not exceed four percent (4%) of the total number of orders per month. If Customer's Rush Orders exceed four percent (4%) of Customer's total orders for the month, Customer's price for any such Rush Orders shall incur a Rush Order penalty fee of thirty percent (30%) of the order total. Any such Rush Order penalty fees shall be deducted from Customer's quarterly rebate, as defined in Section 5.e.

NEGOTIABLE DOCUMENTS
- Supplier shall hold all negotiable instruments in a secured location in Supplier's warehouse with limited access to only mutually approved personnel.
- Supplier will shred all, including but not limited to, negatives, film, direct to plate material used for manufacturing Products.

CUSTOMER SERVICE
- Supplier shall provide a toll free customer service number that will be staffed Monday through Friday between the hours of 8:00 AM CST and 7:00 PM CST.

- Supplier will provide at a minimum three (3) full-time, dedicated Customer Service Representatives. The Customer Service Representative's responsibilities include, but are not limited to, providing the following services:
          -    Pricing and product information to requesters
          -    Order status upon request
          - Response to Customer's inquires within twenty four (24) hours of receipt.
          - Problem solving and documentation; reporting all account issues to Supplier Account Manager
- Supplier will provide a dedicated Account Manager based in Minnesota with assigned back up for Customer. The Account Manager's responsibilities include, but are not limited to, the following:
          -    Primary contact with Customer Designated Personnel.
          -    Primary contact for implementing new forms.
          - Managing Product release during Customer's acquisitions and conversions
          - Escalation contact for issue resolution by Customer designated personnel.
          -    Scheduling monthly and quarterly account performance reviews.
          - Propose cost savings initiatives pursuant to customer's Products and implement such initiatives upon the written approval of Customer.

PRODUCT SHIPMENT
Customer's Product will be shipped using the most economical and efficient
method with sufficient tracking capabilities.   In no event shall the cost to
Customer exceed the current Zone 2 rate as defined by United Parcel Service
(UPS). Zone 2 rate will be based on location of production plant Supplier shall absorb all costs incurred above the Zone 2 rate.

QUALITY PERFORMANCE
Suppliers responsibility shall be, including but not limited to:
     - Supplier shall perform, without error, encoding of customer data on Product as received by Customer
     - Monthly review and report of performance standards for Products purchased during the previous month, including but not limited to:
          -    On time delivery status
          -    Percent of orders on back order status
          - Number of orders returned for quality issues - brief explanation of returned item.
          -    Accuracy of Orders
          -    Accuracy of Documents
          -    Number of Rush Orders
     - MICR Readability Rates: MICR documents shall have a readability rate of no less than 98.5% during each monthly period. If MICR readability rate is less than 98.5% for two (2) consecutive months, Supplier shall rebate to Customer an amount equal to 5% of all MICR purchased made by Customer pursuant to this Agreement during such monthly period. A rebate check shall be issued to Customer within 5 business days of receipt of 3rd party analysis.
     - In order to obtain MICR readability rate information, Supplier shall provide, to an unrelated third party, one sample document for each MICR order produced. Samples will be tested by the third party on a weekly basis. If MICR is found defective, that order shall be replaced within forty eight hours of discovery and shipped overnight at no expense to the Customer. Test results must be provided to Customer on monthly basis for the previous months work.

SAMPLE TEST DOCUMENTS
Supplier's responsibilities include, but are not limited to:
- Provision of MICR test documents, of no less than 10 samples per document type, to Customer's Document Quality Department for each new branch and with each Customer's acquisition, at no charge to the customer. Test documents will be based on Products requisitioned. Test Documents will be shipped within timeframes requested.
- If MICR read rate falls below 98.5%, one sample test document for each MICR production order for 30 prospective days will be provided, at no charge to Customer.
     Customer has the option of requesting MICR test samples for one (1) week's worth of production no more than four (4) times a year. One MICR document will be provided to customer for each MICR order filled, at no charge to the customer.

PROCESS IMPROVEMENT
- Supplier shall provide ongoing information to Customer, in a timely manner on cost savings opportunities, quality and process improvement, and service enhancements.
- Supplier shall provide ongoing information to Customer for technology enhancements and improvements in manufacturing MICR Documents. Such opportunities will be analyzed and presented to the Customer designated personnel for decisions on implementation.
- Supplier shall develop and, upon Customer's approval, implement program(s) for controlling costs and educating Customer employees and representatives of the Financial Forms Program.

SUPPLIER'S TRAINING
- Supplier shall provide at a minimum, annual education to Customer personnel through various formats, including fliers, open houses, service guides, and presentations, on all Financial Forms related topics. All materials must be approved by Customer.

REPORTS
     SUPPLIER'S RESPONSIBILITY SHALL BE TO PROVIDE:
-    No later than the  fifth working day of each month the following reports:
- TOTAL DOLLARS SPENT FOR THE PREVIOUS CALENDAR MONTH WITH BREAKDOWN OF FREIGHT CHARGES AND SALES TAX.
-    Inventory Report on Warehoused Product including but not limited to:
               -    Last Months Usage
               -    Six month average usage of each Product

               -    Twelve month total usage of each Product
               -    On Hand Quantity of each Product
               -    Sell Price of each Product
               -    Inventory Value of each Product
- Must have the capability of issuing monthly usage reports for requesting company/cost centers.
-    Total dollars of approved cost savings
- Customer Service response time, including but not limited to, number or calls received, average hold time statistics on a monthly basis.

EXHIBIT B

                                      PRICE GRID

                                      EXHIBIT C
INSURANCE CERTIFICATES

                     [To be incorporated upon Supplier selection]

                                      EXHIBIT D
CUSTOMER'S REQUEST FOR PROPOSAL

                     [To be incorporated upon Supplier selection]

                                     EXHIBIT D

SUPPLIER PROPOSAL TO CUSTOMER'S REQUEST FOR PROPOSAL

                     [To be incorporated upon Supplier selection]

                                        26